Exhibit 10.1

Execution Version

SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

THIS SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS (this “Agreement”) is made and entered into as of this 7th day of November, 2011, by and between Robert A. Alter, an individual (the “Executive”), and Sunstone Hotel Investors, Inc., a Maryland corporation, (“Sunstone”) and Sunstone Hotel Partnership, LLC, a Delaware limited liability company (the “Operating Partnership”) (together with Sunstone, the “Company”).

WHEREAS, Executive is employed by the Company as its Executive Chairman pursuant to that certain employment agreement effective as of October 26, 2004, as amended by Amendment to Employment Arrangements effective as of March 19, 2007, as further amended by Amendment No. 2 to Employment Agreement executed as of June 19, 2008, as further amended by Amendment No. 3 to Employment Agreement effective as of December 31, 2008, as further amended by Waiver Agreement executed as of February 19, 2010, as further amended by Amendment No. 4 to Employment Agreement executed as of March 22, 2011 (the “Employment Agreement”);

WHEREAS, Executive and the Company now desire to terminate the Employment Agreement and their employment relationship and to resolve amicably, fully and finally all matters between them, including, but in no way limited to, those matters relating to the employment relationship between them and the termination of that relationship; and

WHEREAS, the Company has agreed to provide Executive with certain additional rights and benefits (as described below) in exchange for Executive’s full release of any and all claims that Executive may have against the Company and/or any of the “Executive Released Parties” (as defined below in Section 11) as provided herein, Executive’s cooperation in certain matters relating to the business of the Company and the Executive Released Parties as provided herein, and all of the other covenants, promises and terms contained in this Agreement.

NOW THEREFORE, in consideration of the recitals above and the mutual promises and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, it is agreed as follows:

1. Resignation. Executive hereby resigns from his employment and any and all offices, directorships and other positions with the Company (other than his position as a member of the Board of Directors of Sunstone and as otherwise set forth in Section 6 hereof), as well as each subsidiary or affiliate of the Company, and the Company hereby accepts such resignation, effective November 7, 2011 (the “Resignation Date”). Executive acknowledges and agrees that he will have no further duties or responsibilities and no further authority on behalf of the Company or its affiliates after the Resignation Date, other than as specifically set forth herein.

2. Accrued Obligations. The Company will continue to pay to Executive his current base salary, at the annual rate of $309,338, through the Resignation Date, provide Executive with benefits in accordance with Company policy through the Resignation Date, and, on the Resignation Date, pay Executive for any and all accrued, unused vacation in accordance with Company policy on the Resignation Date, regardless of whether Executive signs this Agreement (the “Accrued Obligations”). For avoidance of doubt, the parties acknowledge that Executive will receive $35,692.80 in accrued, unused vacation. Executive’s other employee benefits shall continue in accordance with their existing terms through the Resignation Date, at which active participation in such benefit programs shall cease in accordance with the terms thereof, except as provided in this Agreement.

3. Retirement Benefit Agreements. Executive shall also be entitled to receive the balance of his deferred compensation in annual payments as contemplated by (i) that certain Retirement Benefit Agreement entered into as of November 15, 1997, by and between the Company and Executive (as amended, the “Retirement Benefit Agreement”), (ii) that certain Split-Dollar Agreement made and entered into as of November 15, 1997, by and between Sunstone and Executive (the “Split-Dollar Agreement”) and (iii) that certain Trust Under Retirement Benefit Agreement, made as of July 31, 2007, by and between Sunstone and Kenneth E. Cruse, as Trustee (the “Trust”), in each case, in accordance with the existing terms thereof. The Company and Executive will work in good faith to ensure that all payments under the Retirement Benefit Agreement, the Split-Dollar Agreement and the Trust are timely made.

4. Other Reimbursements. Executive shall be reimbursed for all business expenses incurred through the Resignation Date in accordance with Company policy for which he was not previously reimbursed.

5. Separation Benefits. In consideration of Executive’s release of all claims and his other covenants and agreements contained herein, and provided that this Agreement has been executed by Executive by the twenty-first (21st) day following the date of presentation hereof and has not been revoked by Executive as of the eighth (8th) calendar day following Executive’s execution of this Agreement, the Company shall provide Executive with the following separation benefits:

(a)	Sunstone shall pay to Executive a lump sum cash payment equal to (i) his current annual base salary rate in effect, or $309,338 (or $1,189.76 per business day and Federally recognized holidays that fall on non-weekend days), multiplied by (ii) the aggregate number of business days and Federally recognized holidays that fall on non-weekend days for the period beginning with the Resignation Date and ending December 31, 2011. The Company will pay such lump sum amount to Executive in the Company’s first pay period following December 31, 2011, which is currently scheduled for January 13, 2012. Such lump sum amount will be subject to all applicable withholdings.

(b)

The Company will award Executive a performance cash bonus for service during calendar year 2011 equal to the product of (x) $309,338 multiplied by (y) the percentage of the Executive’s calculated cash bonus percentage level approved by the Company’s Board of Directors (or the Compensation Committee thereof) at its February 2012 meeting. The

Executive’s 2011 performance cash bonus will be paid concurrent with the payment all other performance cash bonuses paid by the Company in February 2012.

(c)	The Company will award Executive with an equity performance bonus for service during calendar year 2011 equal to the product of (x) $309,338 multiplied by (y) the percentage of the Executive’s calculated equity bonus percentage level approved by the Company’s Board of Directors (or the Compensation Committee thereof) at its February 2012 meeting. The Executive’s 2011 performance equity bonus will be deemed immediately vested and unrestricted and paid to Executive in cash in lump sum concurrent with the 2011 performance equity grants to the other Company employees in February 2012.

(d)	Executive currently holds 84,792 shares of unvested restricted stock previously granted to Executive pursuant to the Sunstone Hotel Investors, Inc. 2004 Long-Term Incentive Plan, as amended effective May 5, 2010 (the “LTIP”). Notwithstanding anything in the LTIP or any award agreement to the contrary, such shares of unvested restricted stock shall not terminate upon Executive’s termination of employment on the Resignation Date, but instead shall remain outstanding and, subject to Executive’s continued service as a member of Sunstone’s Board of Directors through May 2, 2012 (as further described in Section 6 below), become vested and immediately unrestricted on May 2, 2012. Executive may satisfy the minimum statutory withholding obligation imposed under Section 3.2(a) of the LTIP as specified in Section 3.2(b) of the LTIP. Such vesting shall be subject to all applicable withholdings and, upon vesting, Sunstone shall deliver the net amount of such shares to Executive’s account at E-Trade Securities.

(e)	Commencing December 1, 2011, the Company will pay up to a maximum of eighteen (18) consecutive months of Executive’s health premiums related to COBRA coverage for Executive and his eligible dependents as of the Resignation Date, which premium payments shall be paid directly by the Company as and when due. Executive and his eligible dependents will continue to be covered under his existing benefits coverage through the Company for the time period from the Resignation Date to November 30, 2011.

(f)

Subject to Sunstone’s receipt of the year 2011 compliance report prepared by a qualified third-party plan administrator, Company will fund into Executive’s 401(k) account the contribution due Executive for calendar year 2011, which funding will occur in February 2012. To the extent the Company’s Board of Directors (or Compensation Committee thereof) authorizes a Profit Share funding to eligible 401(k) participants for funding in February 2012, the Company will comply with the third party plan administrator’s report to determine the amount, if any, is due Executive. Any funding of a Profit Share contribution into Executive’s 401(k) account will occur, if at all, in February 2012. Given that Executive will most-likely be considered a highly-compensated employee under the 401(k) plan documents and his status for 2011 will be as a terminated employee, the Company anticipates the amount due Executive for any Profit Share funding will be $0.

(g)	On the tenth business day after Executive’s execution and delivery to the Company of this Agreement, but no later than December 31, 2011, Sunstone will reimburse Executive $7,520 for the annual premium on the stand-alone life insurance policy with Transamerica. The Company and Executive shall cooperate in transitioning this policy to Executive after the Resignation Date.

(h)	Beginning with the Resignation Date and ending on the first to occur of (i) December 31, 2016 and (ii) the occurrence of a Change in Control (as defined in the LTIP), Executive shall receive an aggregate total of ten (10) complimentary room nights per calendar year at Company-owned hotels for himself and his immediate family members, so long as Executive is staying at the hotel along with his family members. Executive shall coordinate with the Company when making reservations at such Company-owned hotels.

Executive hereby acknowledges and agrees that, he shall not be eligible to receive any payments or other consideration under this Agreement until on or after the Effective Date. For avoidance of doubt, Executive acknowledges and agrees that if he does not timely sign this Agreement, or if he revokes this Agreement, he will have no right to receive any of the payments or benefits under this Agreement, the Company shall have no further obligation to him hereunder, and this Agreement shall become null and void. Notwithstanding the foregoing, Executive will receive his regular compensation through the termination of his employment with the Company.

6. Board of Directors. From and after the Resignation Date and continuing through Sunstone’s 2012 Annual Shareholder Meeting, Executive shall continue to serve on Sunstone’s Board of Directors and will retain the title as Chairman Emeritus and Founder. This position/title shall neither confer upon Executive any rights, benefits, duties or obligations as an employee of the Company nor be considered an officer-level position at the Company. From and after the Resignation Date, Executive’s only position with the Company will be that as a member of Sunstone’s Board of Directors. The Company will pay Executive the customary Board member fees for attendance and participation at the February 2012 and May 2012 Board meetings, provided he attends such meetings. For purposes of clarity regarding the May 2012 meeting date, Executive will only receive the customary meeting fees (i.e., quarterly board member retainer of $7,500, meeting attendance fee of $1,500 and any other interim Board of Directors meetings prior to the May 2012 meeting date), and Executive will not receive any long-term restricted stock award related to his service as a member of Sunstone’s Board of Directors or otherwise following the Resignation Date.

7. D&O Insurance / Indemnification. Throughout the duration of Executive’s service as a member of Sunstone’s Board of Directors, Executive will be covered under the Company’s Director & Officer insurance program, and from and after the Resignation Date Executive will continue to be afforded the rights under the Indemnity Agreement (as defined in Section 12 below).

8. Relinquishment of Position and Title. Following the 2012 Annual Shareholder Meeting, Executive shall no longer (i) be a member of the Company’s Board of Directors and (ii) retain the title of Chairman Emeritus and Founder.

9. No Other Payments or Benefits. The payments and benefits provided hereunder are in lieu of any severance payment or severance benefits under the Employment Agreement, any Company severance plan or any other Company plan, policy, program or arrangement whatsoever, whether written or unwritten, formal or informal, other than the Retirement Benefit Agreement, the Split Dollar Agreement, the Trust, the LTIP and that certain Stock Option Award Agreement (the “Stock Option Agreement”) made and entered into as of April 28, 2008 by and between Sunstone and Executive. Executive’s rights to any severance compensation or severance benefits from the Company, other than as set forth herein, shall cease as of the Resignation Date, and, except as set forth herein, Executive’s active participation in any other Company plan, policy, program or arrangement whatsoever, whether written or unwritten, formal or informal, shall cease as of the Resignation Date and Executive’s rights and benefits thereunder shall be governed in accordance with the terms of such plan, policy, program or arrangement. Executive understands that except as set forth or specifically referenced in Section 2, Section 3, Section 4 and Section 5 or pursuant to the Stock Option Agreement, Executive shall not be entitled to any further wages (including bonuses or other incentive compensation) or benefits from the Company.

10. Code Section 409A. The parties intend that Executive shall not be subject to the payment of additional taxes and interest under Section 409A of the Code with respect to any of the payments or benefits being made to Executive under this Agreement. In furtherance of this intent, and notwithstanding anything to the contrary in this Agreement, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions, and the payment of consideration, compensation, and benefits pursuant to this Agreement shall be interpreted and administered in a manner intended to avoid the imposition of additional taxes under Section 409A of the Code.

(a)	Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of Executive’s termination of employment with the Company will be made to Executive unless Executive’s termination of employment constitutes a “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code).

(b)	In addition, no such payment or distribution will be made to Executive prior to the earlier of (i) the expiration of the six (6)-month period (the “Six-Month Delay”) measured from the date of Executive’s “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (ii) the date of Executive’s death, if Executive is deemed at the time of such separation from service to be a “specified employee” within the meaning of that term under Section 409A of the Code and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. All payments and benefits which had been delayed pursuant to the immediately preceding sentence shall be paid to Executive in a lump sum upon expiration of such six-month period (or, if earlier, upon the Executive’s death).

(c)	To the extent that any reimbursable expenses hereunder (including, without limitation, expenses paid or reimbursed under Section 2 or Section 4) are deemed to constitute compensation to Executive, such expenses shall be paid or reimbursed reasonably promptly, but not later than by December 31 of the year following the year in which the expense was incurred. The amount of such expenses eligible for reimbursement in one calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year, and Executive’s right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

11. General Release by Executive. Subject to Section 12 below, for valuable consideration, the receipt and adequacy of which is hereby acknowledged, Executive does hereby release and forever discharge the “Executive Released Parties” hereunder, consisting of Sunstone Hotel Investors, Inc., a Maryland corporation, Sunstone Operating Partnership, LLC, a Delaware limited liability company and each of their partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against Executive Released Parties, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of Executive by the Executive Released Parties, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on the Executive Released Parties’, or any of their right to terminate the employment of Executive; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq. (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code; the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; the California Corporate Criminal Liability Act, Cal. Penal Code § 387; or under the California Labor Code), or any other federal, state or local law.

12. Exclusions from General Release. Notwithstanding the generality of Section 11, Executive does not release the following claims and rights:

(a)	Executive’s rights under this Agreement;

(b)	Executive’s rights under the Retirement Benefit Agreement;

(c)	Executive’s rights under the Split-Dollar Agreement;

(d)	Executive’s rights under the Trust;

(e)	Executive’s rights under the Stock Option Agreement, attached hereto as Exhibit A;

(f)	Executive’s rights as a shareholder in any of the Executive Released Parties with respect to any claims arising after the Resignation Date;

(g)	any claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(h)	claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA or the comparable California law known as Cal-COBRA;

(i)	any rights vested prior to the Resignation Date to benefits under any Company-sponsored retirement or welfare benefit plan;

(j)	Executive’s rights to any restricted stock vested prior to the Resignation Date or pursuant to this Agreement, and, subject to the terms of this Agreement, his rights under any of his restricted stock award certificates and restricted stock award agreements, and the LTIP;

(k)	Executive’s rights to indemnity and/or advancement of expenses pursuant to applicable state law, the Company’s articles, bylaws or other corporate governance documents, the protections of any director’ and officers’ liability policies of the Company or any of its affiliates, and/or the indemnification agreement by and between Executive and the Company dated as of October 26, 2004 (the “Indemnity Agreement”), whether or not arising out of events pre- or post-dating this Agreement; and

(l)	any other right that may not be released by private agreement.

(collectively, the “Executive Unreleased Claims”).

13. Rights Under the ADEA. Without limiting the scope of the foregoing release of Claims in any way, Executive certifies that this release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that Executive has or may claim to have under ADEA. This release does not govern any rights or claims that might arise under the ADEA after the date this Agreement is signed by the parties. Executive acknowledges that:

(a)	the consideration provided pursuant to this Agreement is in addition to any consideration that he would otherwise be entitled to receive;

(b)	he has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(c)	he has been provided a full and ample opportunity to review this Agreement, including a period of at least twenty-one (21) days within which to consider it;

(d)	to the extent that Executive takes less than twenty-one (21) days to consider this Agreement prior to execution, Executive acknowledges that he had sufficient time to consider this Agreement with counsel and that he expressly, voluntarily and knowingly waives any additional time; and

(e)	Executive is aware of his right to revoke this Agreement at any time within the seven (7)-day period following the date on which he executes the Agreement and that the Agreement shall not become effective or enforceable until the calendar day immediately following the expiration of the seven (7)-day revocation period (the “Effective Date”).

Executive further understands that he shall relinquish any right he has to the consideration specified in this Agreement if he exercises his right to revoke it, and shall instead receive only such consideration as provided in his Employment Agreement. Notice of revocation must be made in writing and must be received by the Executive Chairman of the Board of Directors of the Company, no later than 5:00 p.m. (Pacific Time) on the seventh (7th) calendar day immediately following the date on which Executive executes this Agreement.

14. Unknown Claims. It is further understood and agreed that Executive is aware of and familiar with the provisions of California Civil Code Section 1542 and waives all rights under Section 1542 of the California Civil Code and/or any statute or common law principle of similar effect in any jurisdiction with respect to any Claims other than the Executive Unreleased Claims. Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Notwithstanding the provisions of Section 1542 or any statute or common law principle of similar effect in any jurisdiction, and for the purpose of implementing a full and complete release and discharge of all claims, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which Executive does not know or suspect to exist in Executive’s favor at the time of execution hereof, and that the general release agreed upon contemplates the extinguishment of any such claims.

15. Covenant Not To Sue. Executive represents and covenants that he has not filed, initiated or caused to be filed or initiated, any Claim, charge, suit, complaint, grievance, action or cause of action against the Company or any of the Executive Released Parties. Except to the extent that such waiver is precluded by law, Executive further promises and agrees that he will not file, initiate, or cause to be filed or initiated any Claim, charge, suit, complaint, grievance, action, or cause of action based upon, arising out of, or relating to any Claim, demand, or cause of action released herein, nor shall Executive participate, assist or cooperate in any Claim, charge, suit, complaint, grievance, action or proceeding regarding any of the Executive Released Parties, whether before a court or administrative agency or otherwise, unless required to do so by law. Executive agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Executive Released Parties, or any of them, any of the Claims released hereunder, then Executive agrees to pay to the Executive Released Parties, and each of them, in addition to any other damages caused to the Executive Released Parties thereby, all attorneys’ fees incurred by the Executive Released Parties in defending or otherwise responding to said suit or Claim. The parties acknowledge that this Agreement will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that Executive acknowledges and agrees that any Claims by Executive, or brought on his behalf, for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be and hereby are barred.

16. No Assignment. Executive represents and warrants that he has made no assignment or other transfer, and covenants that he will make no assignment or other transfer, of any interest in any Claim which he may have against the Executive Released Parties, or any of them.

17. Indemnification of Executive Released Parties. Executive agrees to indemnify and hold harmless the Executive Released Parties, and each of them, against any loss, claim, demand, damage, expenses, or any other liability whatsoever, including reasonable attorneys’ fees and costs resulting from: (a) any assignment or transfer, or attempted assignment or transfer, of any Claims released hereunder or (b) any action or proceeding brought by Executive or Executive’s successors in interest, or any other, if such action or proceeding arises out of, is based upon, or is related to any Claims, demands, or causes of action released herein; provided, however, that this indemnification provision shall not apply to any challenge by Executive of the release of claims under the ADEA or to Executive’s bringing to the attention of the United States Equal Employment Opportunity Commission (or similar state agency) a claim of discrimination or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that this provision shall apply to the extent any Claims are brought by Executive, or brought on his behalf, for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages), and any right of the Executive Released Parties to recover attorneys’ fees and/or expenses for such breach shall be governed by applicable law. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by any of the Executive Released Parties under this indemnity.

18. No Admission. Executive and the Company each understand that the foregoing payments and consideration are received by Executive and the Company in connection with the parties’ resolution of all matters between them, including, but not limited to, all matters relating to their employment relationship and the termination of that relationship, and that neither this Agreement nor the aforesaid payments and consideration are to be construed as an admission on the part of any of the Executive Released Parties of any wrongdoing or liability, nor to be admissible as evidence in any proceeding, other than for enforcement of the provisions of this Agreement.

19. Cooperation. Subject to Section 20, Executive agrees to cooperate fully with the Company and its subsidiaries and affiliates in transitioning his duties in response to reasonable requests for information about the business of the Company or its subsidiaries or affiliates or Executive’s involvement and participation therein; the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates which relate to event or occurrences that transpired while Executive was employed by the Company; and in connection with any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. Executive’s full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company and/or its counsel at reasonable times and locations, executing accurate and truthful documents, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by of the Company and/or its counsel to effectuate the foregoing. In requesting such services, the Company will consider other commitments that Executive may have at the time of the request, and Executive’s availability and obligations under this Section shall in all instances reasonably be subject to Executive’s other commitments. Moreover, Executive shall not be required to spend more than 5 hours in any calendar month in response to requests from the Company; however, this limitation shall not apply to testimony compelled by legal process of any court or governmental agency of competent jurisdiction.

20. Truthful Testimony; Notice of Request for Testimony. Nothing in this Agreement is intended to or shall preclude either party from providing testimony that such party reasonably and in good faith believes to be truthful in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. Executive shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process. Moreover, nothing in this Agreement shall be construed or applied so as to limit any person from providing candid statements that such party reasonably and in good faith believes to be truthful to any governmental or regulatory body or any self-regulatory organization.

21. Standstill. From and after the Resignation Date, Executive shall not represent, discuss, participate, instigate or involve himself either individually or together with any other party(ies) (including, but not limited to, any individual, private equity firm, corporation or partnership (public or private)) in any form of transaction, including any acquisition, merger, tender offer, solicitation of proxies or capital markets transaction, related to the Company and/or its outstanding common shares, preferred shares, Operating Partnership units or debt securities, other than open market sales of securities owned by him on the date hereof or issued pursuant to this Agreement, without receiving in advance the express written consent of the Company.

22. Non-Solicitation. For a period of one (1) year after the Resignation Date, Executive shall not, directly or indirectly, solicit the employment of or employ any person who is then or has been within three (3) months prior to the time of such action, an employee of the Company, or any affiliate of either Sunstone or the Operating Partnership.

23. SEC Filings. For the time period from the Resignation Date through May 2, 2012, the Company will coordinate the filing of Form 4’s on behalf of Executive. To the extent Executive executes any trades involving Sunstone securities during such timeframe, Executive will provide the Company with the applicable trade information in a timely manner in order for the Company to file the Form 4 within the appropriate SEC deadlines.

24. Office Relocation; Termination of License Agreement. Executive will fully relocate his current office (as well as those items related to Seaview Investors, LLC) within the Company’s office at 120 Vantis (Suites 310 and 350) no later than January 31, 2012. Upon the first to occur of (i) Executive’s full relocation of his current office and (ii) January 31, 2012, that certain License Agreement dated March 3, 2011 by and between Seaview Investors, LLC and Sunstone Hotel TRS Lessee, Inc. shall be terminated.

25. Return of Property. Executive covenants and agrees that he shall immediately return to the Company, on or before the Resignation Date, all Company property in his possession, custody or control, but excluding the mobile phone issued to the Executive. Executive represents and warrants that he does not have possession, custody or control of any additional Company property.

26. Arbitration. Except as is necessary for any of the Executive Released Parties to enforce their rights under this Agreement through provisional or interim injunctive relief or specific performance, the parties agree that any disputes or controversies arising out of, relating to or in connection with this Agreement and/or Executive’s employment relationship with the Company and the termination of that relationship shall be submitted to binding arbitration before a single neutral arbitrator in Los Angeles, California, in accordance with the rules of the JAMS governing employment disputes then in effect, as the exclusive remedy for resolving any and all such disputes. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Each party shall bear one-half of the arbitration fees and expenses.

27. Notices. All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered, or, if not personally delivered shall be deemed to have been duly given (i) the day it is transmitted if transmitted by telecopy, electronic or digital transmission method with electronic confirmation of receipt; (ii) the day after it is sent, if sent for next-day delivery to a domestic address by recognized overnight delivery service (e.g., FedEx); and (iii) on the third day after it is sent, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Company:	Sunstone Hotel Investors, Inc.. 120 Vantis, Suite 350 Aliso Viejo, CA 92656-2686 Attention: Chairman, Board of Directors

with a copy to:	Latham & Watkins LLP 355 South Grand Avenue Los Angeles, CA 90071-1560 Attention: Steven B. Stokdyk

If to Executive:	Robert A. Alter PO Box 1500-4240 Corona Del Mar, CA 92625

with a copy to:	Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, CA 90071-3197 Attention: Sean C. Feller

Either party may change the address for notice by sending written notice of a change of address to the other party in accordance with this Section 27.

28. No Presumption Against Drafter. Executive and the Company understand that this Agreement is deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.

29. Headings. The Section headings in this Agreement are for the convenience of the parties only, and shall not limit or modify, in any way, the contents of this Agreement or any Section of this Agreement.

30. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of this Agreement, each of which copies shall constitute an original. A facsimile signature shall be deemed to be the same as an original signature.

31. Attorneys’ Fees. Except as otherwise provided in this Agreement, each party shall bear its own attorneys’ fees in the event of any dispute arising out of or relating to this Agreement and/or in connection with the negotiation of this Agreement.

32. Entire Agreement. Executive and the Company understand that this Agreement represents the entire agreement and understanding between the parties with respect to the subject matter hereof and, except as expressly stated in this Agreement, supersedes any prior agreement, understanding or negotiations respecting such subject matter, including but not limited to the Executive’s Employment Agreement; provided, however, that this agreement shall not supersede: (i) Executive’s obligations under any agreement, including his Employment Agreement, with respect to any restrictions on the use of confidential information or trade secrets, any restriction on the solicitation of employees or any assignment of intellectual property rights; (ii) the parties’ rights under the Indemnity Agreement; (iii) the parties’ rights, except as modified by the Agreement, under any of Executive’s restricted stock award certificates and restricted stock award agreements, and the LTIP, as amended effective May 5, 2010; and (iv) the parties’ rights under the Stock Option Agreement, Retirement Benefit Agreement, the Split Dollar Agreement, and the Trust. No change to or modification of this Agreement shall be valid or binding unless it is in writing and signed by Executive and a duly authorized representative of the Company.

33. No Reliance. Executive and the Company understand and acknowledge that reliance is placed wholly upon Executive’s and the Company’s own judgment, belief and knowledge as to the propriety of entering into this Agreement. Executive and the Company further acknowledge that each of them is relying solely upon the contents of this Agreement, that there have been no other representations or statements made by any of the Executive Released Parties or Executive, and that Executive and the Company are not relying on any other representations or statements whatsoever of any of the Executive Released Parties or Executive as an inducement to enter into this Agreement, and if any of the facts upon which Executive or the Company now relies in making this Agreement shall hereafter prove to be otherwise, this Agreement shall nonetheless remain in full force and effect.

34. No Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

35. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, representatives, successors and assigns of each of the parties to it.

36. Choice of Law. This Agreement shall be governed and construed under the laws of the State of California, without regard to its conflict of laws rules.

37. Announcement. Executive shall have an opportunity to review the Form 8-K to be filed in connection with the Agreement prior to its filing.

38. Acknowledgement. Executive acknowledges that Executive has personally read this Agreement and that Executive has reviewed, or has had the opportunity to review, this Agreement with legal counsel of Executive’s own choosing. Executive further acknowledges that he has been provided a full and ample opportunity to study this Agreement, that it fully and accurately reflects the content of any and all understandings and agreements between the parties concerning the matters referenced herein. The Company acknowledges that it has reviewed, or has had the opportunity to review, this Agreement with legal counsel of the Company’s own choosing. The Company further acknowledges that it has been provided a full and ample opportunity to study this Agreement, that it fully and accurately reflects the content of any and all understandings and agreements between the parties concerning the matters referenced herein.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto as of the date indicated by the signature.

Robert A. Alter

DATED: November 4, 2011	/s/ Robert A. Alter

Sunstone Hotel Investors, Inc.,
a Maryland corporation

DATED: November 4, 2011	By:	/s/ Kenneth E. Cruse
Kenneth E. Cruse

	Its:	President and Chief Executive Officer

Sunstone Hotel Partnership, LLC,
a Delaware limited liability company

DATED: November 4, 2011	By:	/s/ Kenneth E. Cruse
Kenneth E. Cruse

	Its:	President and Chief Executive Officer

Signature Page to Separation Agreement

Exhibit A

Please see attached.